Schedule 14A

           Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934

     Filed by Registrant                          [X]
     Filed by a Party other than the Registrant   [ ]

     Check the appropriate box:
     [ ]  Preliminary Proxy Statement
     [X]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      PHILLIPS PETROLEUM COMPANY
            ------------------------------------------------
            (Name of Registrant as Specified In Its Charter)


            ------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)

     Payment of Filing Fee (Check appropriate box):
     [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
            or 14a-6(j)(2).
     [ ]  $500 per each party to the controversy pursuant to
            Exchange Act Rule 14a-6(i)(3).
     [ ]  Fee computed on table below per Exchange Act Rules
            14a-6(i)(4) and 0-11.
            1) Title of each class of securities to which
               transaction applies:

               -------------------------------------------------
            2) Aggregate number of securities to which transaction applies:

               -------------------------------------------------
            3) Per unit price or other underlying value of
               transaction computed pursuant to Exchange Act Rule
               0-11:

               -------------------------------------------------
            4) Proposed maximum aggregate value of transaction:

               -------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange
           Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
           Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            1) Amount Previously Paid:

               -----------------------------
            2) Form, Schedule or Registration Statement No.:

               -----------------------------
            3) Filing Party:

               -----------------------------
            4) Date Filed:

               -----------------------------

                                                         DEFINITIVE COPY


                        PHILLIPS PETROLEUM COMPANY

                                NOTICE OF
                           1995 ANNUAL MEETING
                               MAY 8, 1995
                           and PROXY STATEMENT

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                                  2

PHILLIPS PETROLEUM COMPANY
BARTLESVILLE, OKLAHOMA 74004

OFFICE OF THE CHAIRMAN

March 31, 1995

Dear Stockholder:

You are cordially invited to the Annual Meeting of Phillips Petroleum Company to be held in the Adams Building, 4th Street and Keeler Avenue, Bartlesville, Oklahoma, on Monday, May 8, 1995, commencing at 10 a.m. local time. Your attendance will provide you with an opportunity to hear management's report on the operations and meet the directors and representatives of the Company.

The Secretary's formal notice of the meeting and the Proxy Statement accompany this letter and describe the matters on which action will be taken.

In addition to the election of 14 directors, you are asked to vote on three other proposals. Proposal 1 is by the Company to approve the independent auditors. Proposal 2 is sponsored by six stockholders and asks the Company to endorse the CERES Principles. Proposal 3 is sponsored by one stockholder and asks the Company to adopt a policy on the use of preferred stock. Our Board of Directors unanimously recommends that you vote For Proposal 1 and Against Proposal 2 and Proposal 3.

It is important that your views be represented at the meeting whether or not you are able to attend. Accordingly, we respectfully request that you sign, date and promptly return your proxy in the enclosed postage-paid envelope.

On behalf of the directors and employees of Phillips Petroleum Company, we express our appreciation to you, the owners of this Company, for your continued support and interest.

Sincerely,

/s/ W. W. Allen
------------------------------------
W. W. Allen
Chairman and Chief Executive Officer

(This page left blank intentionally.)

PHILLIPS PETROLEUM COMPANY
BARTLESVILLE, OKLAHOMA 74004

NOTICE OF ANNUAL MEETING to be held May 8, 1995

To the Stockholders:

The Annual Meeting of Stockholders will be held at the Adams Building, 4th Street and Keeler Avenue, Bartlesville, Oklahoma, on Monday, May 8, 1995, at 10 a.m. local time, for the purposes of considering and voting on the following matters as described in the attached Proxy Statement:

     Election of 14 directors (pages 7 through 9);

     Proposal of the Company:
     -----------------------
        Proposal 1.  To approve the designation of Ernst & Young LLP as independent auditors for 1995 (page 20);

     Proposals of Stockholders:
     -------------------------
        Proposal 2.  To endorse the CERES Principles (pages 20
                     through 21);

        Proposal 3.  To adopt a policy on the use of preferred stock (pages
                     21 through 23); and

     Any other matters that may properly come before the meeting (page 23).

Only stockholders of record at the close of business March 17, 1995, will be entitled to vote at this meeting.

A copy of the Company's Annual Report containing financial data and a summary of operations for 1994 is being mailed to the Company's stockholders with this Proxy Statement.

By Order of the Board of Directors,

/s/ Dale J. Billam
------------------
Dale J. Billam
Secretary

Dated March 31, 1995

IMPORTANT:

Please sign, date and promptly mail the enclosed proxy in the accompanying postage-paid envelope. If you wish to vote in accordance with the Company's recommendations, it is not necessary to specify your choice but your proxy must be signed and returned. In any event, your prompt response is requested and your cooperation will be appreciated.

PHILLIPS PETROLEUM COMPANY
BARTLESVILLE, OKLAHOMA 74004

March 31, 1995

                          PROXY STATEMENT

SOLICITATION

Your proxy is solicited by the Board of Directors and all costs of solicitation will be borne by the Company. Your proxy will be voted as you direct and may be revoked by you at any time before it is voted by filing with the Secretary an instrument revoking it, by executing a later-dated proxy or by voting in person by ballot at the meeting. This Proxy Statement and Proxy Card are first being mailed on or about March 31, 1995, to stockholders of record as of March 17, 1995.

Georgeson & Co. Inc. has been engaged by the Company to solicit proxies for this Annual Meeting from brokers, banks and other institutional holders, and individual holders of record. The fee for this service, payable one-half at the commencement of solicitation and the balance at its completion, is $16,000, plus the reimbursement of certain out-of-pocket costs. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, facsimile or personal contact.

CONFIDENTIAL VOTING

It is the policy of the Company that all proxies, ballots, and voting tabulations that identify stockholders be kept confidential, except where disclosure may be required by applicable law, where stockholders write comments on their proxy cards, and where disclosure is expressly requested by a stockholder, and in limited circumstances such as a proxy contest or other solicitation of proxies based on an opposition proxy statement or any matter requiring for stockholder approval the vote of more than a majority of the shares present at any meeting. The Company has engaged Chemical Bank as tabulators of all proxies and ballots, and has appointed two persons who are employees of Chemical Bank to be Inspectors of Election.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The Company's only class of voting securities is its $1.25 par value common stock. There were 261,663,753 shares outstanding at the close of business February 28, 1995. The record date for stockholders entitled to vote at this meeting is March 17, 1995. Each share is entitled to one vote.

The number of shares of the Company's common stock beneficially owned as of February 28, 1995, by any person or group known to own five percent or more, and by each of the directors and nominees, and by all directors and officers of the Company as a group, is shown in the tables "Security Ownership of Certain Beneficial Owners," and "Security Ownership of Management," respectively, on pages 9 through 11 after the information on nominees for directors.

VOTE REQUIRED FOR ELECTION OF DIRECTORS AND
ADOPTION OF COMPANY AND STOCKHOLDER PROPOSALS

Under the Company's Bylaws, the holders of a majority of the issued and outstanding shares of the common stock, present in person or represented by proxy at the Annual Meeting, will constitute the quorum for all purposes unless otherwise provided by law. Where a quorum is present, the affirmative vote of a majority of the stock represented at the meeting is required for the election of the directors, and the adoption of Proposals 1, 2 and 3. For purposes of determining whether the directors have been elected or a proposal has received a majority vote, abstentions are the equivalent of a negative vote.

NOMINEES FOR ELECTION AS DIRECTORS

The number of directors to be elected is 14. The designated proxy holders of the Company intend, unless otherwise instructed, to vote all proxies for the election of the following 14 nominees, to hold office for the ensuing year or until their successors are elected. The term of each present director will expire concurrently with the election of directors at the 1995 Annual Meeting. If any nominee is unable or unwilling to serve, the Company, through the designated proxy holders, reserves discretionary authority to vote for a substitute. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected. The following provides information about each nominee as of February 28, 1995, including data on the nominees' business backgrounds for the past five years, and the names of public companies and other selected entities for which they also serve as directors.

Photo of        W. W. Allen, 58, is Chairman of the Board of Directors
Mr. Allen       and Chief Executive Officer of the Company, a position he
appears in      assumed in May 1994. He previously was President and
this space      Chief Operating Officer, beginning in December 1991; Senior
                Vice President responsible for worldwide exploration and production beginning in July 1989; and Vice President of International Exploration and Production beginning January
                1988. He is a director of the Federal Reserve Bank of Kansas
                City. Mr. Allen became a director in December 1989.

Photo of        Norman R. Augustine, 59, is Chairman of the Board of
Mr. Augustine   Directors and Chief Executive Officer of Martin Marietta
appears in      Corporation, a position he has held since April 1988. He
this space      is a director of The Procter & Gamble Company. Mr. Augustine became a director in January 1989.

Photo of        George B. Beitzel, 66, is a retired Senior Vice President
Mr. Beitzel     and Director of International Business Machines
appears in      Corporation. He is a director of Bankers Trust New York
this space      Corporation and its subsidiary, Bankers Trust Company;
                Computer Task Group; FlightSafety International, Inc.;
                Phillips Gas Company, a subsidiary of the Company with a series of preferred stock registered under the Securities
                Exchange Act of 1934 and listed on the New York Stock
                Exchange; Roadway Services, Inc.; Rohm and Haas Company; TIG
                Holdings; and Xillix Technologies Corp. Mr. Beitzel became a director in July 1980.

Photo of        David L. Boren, 53, is President of the University of
Mr. Boren       Oklahoma, a position he assumed in November 1994. He
appears in      previously served as a United States Senator from the
this space      State of Oklahoma from November 1979 until November 1994 and is a former Governor of Oklahoma. He is a director of AMR
                Corporation and Texas Instruments Corporation. Mr. Boren became a director in December 1994.

Photo of        C. L. Bowerman, 55, is an Executive Vice President
Mr. Bowerman    responsible for planning and corporate relations and
appears in      services, a position he assumed in January 1995. He
this space      previously was Executive Vice President responsible for
                corporate strategic planning, corporate information technology and research and development, beginning in April
                1992; Executive Vice President responsible for corporate engineering, corporate strategic planning and research and development beginning December 1991; and Senior Vice
                President responsible for refining, marketing, supply and transportation beginning in October 1988. Mr. Bowerman became a director in December 1989.

Photo of        Robert E. Chappell, Jr., 58, is self employed as an
Mr. Chappell    investment and management consultant. He previously was
appears in      the Senior Executive Vice President and Chief Investment
this space      Officer of Metropolitan Life Insurance Company, a position he held from October 1989 through December 1992. He previously served Metropolitan Life Insurance Company as Executive Vice
                President from October 1986 to October 1989. He is also a director of First Colony Corporation and Igloo Products
                Corporation. Mr. Chappell became a director in December 1990.

Photo of        Lawrence S. Eagleburger, 64, is Senior Foreign Policy
Mr. Eagleburger Advisor for Baker, Donelson, Bearman & Caldwell, a
appears in      Washington, D.C. law firm, a position he assumed in
this space      January 1993. He previously served as Secretary of State from
                December 1992 through January 1993, Acting Secretary of State from August 1992 to December 1992, and Deputy Secretary of
                State from February 1989 to August 1992. He is a director of Dresser Industries; the Institute for Defense Analyses;
                Jefferson Bankshares; Stimpsonite Corporation; and Universal
                Corporation. Mr. Eagleburger became a director in February
                1993.

Photo of        James B. Edwards, 67, is President of the Medical
Mr. Edwards     University of South Carolina, a position he has held
appears in      since November 1982. He is a director of Brendle's, Inc.;
this space      Chemical Waste Management, Inc.; Encyclopaedia Britannica,
                Inc.; Imo Industries Inc.; National Data Corporation; SCANA
                Corporation; and Wachovia Bank of South Carolina N.A. He is a former U.S. Secretary of Energy and Governor of South
                Carolina. Mr. Edwards became a director in January 1983.

Photo of        Larry D. Horner, 60, is Chairman of Pacific USA Holdings
Mr. Horner      Corporation, a position he assumed in August 1994. He
appears in      previously was a Managing Director of Arnhold and
this space      S. Bleichroeder, Inc., from April 1991 through July 1994. He previously was a partner in KPMG Peat Marwick, and is a former Chairman and Chief Executive of that firm from October
                1984 to December 1990. He is a director of American General
                Corporation; Atlantis Plastics, Inc.; Charterhouse Group
                International Limited and the First Eagle Fund International.
                Mr. Horner became a director in May 1991.

Photo of        J. J. Mulva, 48, is President and Chief Operating Officer
Mr. Mulva       of the Company, a position he assumed in May 1994.
appears in      Previously he was an Executive Vice President of the
this space      Company and its Chief Financial Officer from January 1994
                through April 1994; Senior Vice President and Chief Financial
                Officer beginning in May 1993; Vice President and Chief
                Financial Officer beginning in March 1993; Vice President,
                Treasurer and Chief Financial Officer beginning in March
                1990; and Vice President and Treasurer beginning in September
                1988. He is Chairman of the Board of Directors of Phillips
                Gas Company. Mr. Mulva became a director in January 1994.

Photo of        Randall L. Tobias, 52, is Chairman and Chief Executive
Mr. Tobias      Officer of Eli Lilly and Company, a position he assumed
appears in      in July 1993. He previously was Vice Chairman of American
this space      Telephone and Telegraph Company from September 1986 to June
                1993. He is a director of Kimberly-Clark Corporation and Knight-Ridder, Inc. Mr. Tobias became a director in July
                1992.

Photo of        Victoria J. Tschinkel, 47, is a Senior Consultant to
Mrs. Tschinkel  Landers & Parsons, a Tallahassee, Florida law firm, a
appears in      position she assumed in 1987. She previously served as
this space      Secretary of the Florida Department of Environmental
                Regulation from 1981 to 1987. Mrs. Tschinkel became a director in July 1993.

Photo of        Kathryn C. Turner, 47, is Chairperson and Chief Executive
Ms. Turner      Officer of Standard Technology, Inc., an engineering and
appears in      manufacturing firm she founded in 1985. She is a director
this space      of Carpenter Technology Corporation. Ms. Turner became a
                director in January 1995.

Photo of        J. L. Whitmire, 54, is an Executive Vice President of the
Mr. Whitmire    Company responsible for worldwide exploration and
appears in      production, a position he assumed in January 1994.
this space      Previously he was Senior Vice President for worldwide
                exploration and production beginning in December 1991; and Vice President of North America Exploration and Production beginning January 1988. Mr. Whitmire became a director in January 1994.

Mr. E. Douglas Kenna, a current director, is retiring as director, having reached mandatory retirement age. In July 1994, Mr. D. J. Tippeconnic, a director and Executive Vice President, resigned from the Board and the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                Name and Address of        Amount and Nature of  Percent of
Title of Class  Beneficial Owner           Beneficial Ownership  Class
--------------  -------------------------  --------------------  ----------
Common          Bankers Trust Company      Direct (1)  Indirect    22.65%
                P. O. Box 1855             ----------- --------
                Church Street Station      59,199,802   54,974
                New York, New York, 10008

(1) 53,543,859 were held by the Bank as Trustee under the Company's Thrift and Long-Term Stock Savings Plans with shared voting power; 2,005,860 were held in trust accounts for which the Bank possessed sole voting and investment power; 36,547 were held in trust accounts for which the Bank possessed voting and investment power shared with others; 3,613,536 were held in trust accounts for which the Bank possessed sole investment power but no voting power; 54,974 were held in trust accounts for which the Bank possessed sole voting power but no investment power; and none were owned outright. The Bank has disclaimed beneficial ownership of the shares it holds as record owner for the Thrift and Long-Term Stock Savings Plans.

                       SECURITY OWNERSHIP OF MANAGEMENT
                          Phillips Petroleum Company
                                  Securities
                       --------------------------------
                                   Amount and Nature of
                                   Beneficial Ownership
 Title         Name of             --------------------
of Class   Beneficial Owner        Direct(1)   Indirect    Percent of Class
-------- -----------------------   --------- ----------    -----------------
         Directors and Nominees(2)
         -------------------------
Common   W. W. Allen                 165,726          -     less than 1%
Common   Norman R. Augustine           6,200          -     less than 1%
Common   George B. Beitzel            66,379 59,254,776 (3) less than 1% (3)
Common   David L. Boren                1,000          -     less than 1%
Common   C. L. Bowerman              141,942        654     less than 1%
Common   Robert E. Chappell, Jr.       4,500          -     less than 1%
Common   Lawrence S. Eagleburger       2,163          -     less than 1%
Common   James B. Edwards              9,138          -     less than 1%
Common   Larry D. Horner               3,500          -     less than 1%
Common   E. Douglas Kenna             12,599          -     less than 1%
Common   J. J. Mulva                 142,272          -     less than 1%
Common   Randall L. Tobias             4,000          -     less than 1%
Common   Victoria J. Tschinkel         2,052          -     less than 1%
Common   Kathryn C. Turner             1,000          -     less than 1%
Common   J. L. Whitmire              111,208          -     less than 1%

         Executive Officers
         ------------------
Common   R. G. Ceconi                 58,958          -     less than 1%
Common   K. L. Hedrick                56,678          -     less than 1%
Common   J. L. Howe                   89,221          -     less than 1%
Common   J. C. Mihm                  114,448        633     less than 1%
Common   T. C. Morris                 86,572          -     less than 1%
Common   M. J. Panatier               32,855          -     less than 1%
Common   W. G. Paul                   89,185      3,111     less than 1%
Common   B. J. Price                  39,783          -     less than 1%
                                   --------- ----------
All directors, nominees and
executive officers
as a group (23 in group)           1,241,379 59,259,174     less than 1%
                                                            direct, 22.65%
                                                            indirect (3)

(1) Direct ownership includes shares which may be acquired under options within 60 days of the record date.

(2) The shares stated as being beneficially owned by each nominee do not include shares beneficially owned by the other companies on whose boards of directors the nominees, directors or officers serve. (The list of nominees for directors on pages 7 through 9 contains the names of the other companies for which the nominees serve as directors.) Each nominee disclaims beneficial ownership of all such shares.

(3) The shares shown as indirectly owned by Mr. Beitzel include shares directly and indirectly owned by Bankers Trust Company on whose Board Mr. Beitzel serves and whose ownership is set forth in the table at the bottom of page 9. Mr. Beitzel disclaims beneficial ownership of all such shares.

                       SECURITY OWNERSHIP OF MANAGEMENT
                             Phillips Gas Company
                                Securities (1)
                       --------------------------------
                                         Amount and Nature
                                          of Beneficial
                                          Ownership (1)
                         Name of       --------------------      Percent
  Title of Class     Beneficial Owner    Direct    Indirect      of Class
------------------  ------------------ --------   ---------     ------------
                    Directors and
                    Nominees
                    ------------------
Series A Preferred  W. W. Allen               -         500 (2) less than 1%
Series A Preferred  George B. Beitzel     1,000           -     less than 1%
Series A Preferred  J. J. Mulva             475       1,070 (2) less than 1%
Series A Preferred  J. L. Whitmire        1,400           -     less than 1%

                    Executive Officers
                    ------------------
Series A Preferred  R. G. Ceconi              -       1,000 (2) less than 1%
Series A Preferred  K. L. Hedrick         1,000           -     less than 1%
Series A Preferred  J. C. Mihm                -          19     less than 1%
Series A Preferred  M. J. Panatier        1,600           -     less than 1%
Series A Preferred  W. G. Paul            1,500           -     less than 1%
Series A Preferred  B. J. Price             200           -     less than 1%
                                       --------   ---------

All directors, nominees and executive
officers as a group (10 in group)         7,175       2,589     less than 1%

(1) Table shows only those directors, nominees and executive officers who own shares.

(2) Messrs. Allen, Ceconi, Mihm and Mulva have disclaimed beneficial ownership of all such shares.



COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Members of the Compensation Committee are Norman R. Augustine, George B. Beitzel, Larry D. Horner, Randall L. Tobias and Victoria J. Tschinkel. The Company had no interlocking relationship during the last fiscal year.


GENERAL INFORMATION
RELATING TO THE BOARD OF DIRECTORS

The Board of Directors

The business and affairs of the Company are managed under the direction of the Board of Directors. To assist it in carrying out its duties, the Board has delegated certain authority to five committees. The Board of Directors held eight meetings in 1994. Attendance by the current directors at meetings of the Board and of the Committees on which they served averaged over 96 percent in calendar year 1994.

Committees of the Board

The Audit Committee, the Compensation Committee, the Committee on Directors' Affairs, the Executive Committee and the Public Policy Committee are the standing committees of the Board of Directors. Membership is as follows:

             Compen-      Directors'             Public
Audit        sation       Affairs     Executive  Policy
-------------------------------------------------------------
Chappell*    Horner*      Beitzel*    Allen*     Eagleburger*
Augustine    Augustine    Edwards     Augustine  Boren
Boren        Beitzel      Kenna       Horner     Chappell
Eagleburger  Tobias                   Kenna      Edwards
Horner       Tschinkel                Mulva      Kenna
Tobias                                           Tschinkel
Turner                                           Turner
---------------
* Chairman

The Audit Committee recommends to the Board the independent auditors to be engaged by the Company, reviews the scope of their engagement, including the remuneration to be paid, and reviews on a continuing basis the independence of the auditors. The Committee reviews with the independent auditors, the Controller, the General Auditor, the General Counsel, the Chief Financial Officer and other appropriate Company personnel: (1) the Company's general policies and procedures with respect to audits and accounting and financial controls; (2) the general accounting and reporting principles and practices applied in preparing the Company's financial statements and conducting financial audits; (3) the interim and year-end financial statements and any certification, report or opinion which the independent auditors propose to render in connection with such statements; (4) the extent to which the Company has implemented changes suggested by the internal audit staff, the independent auditors or the Committee; and (5) the adequacy of the Company's accounting practices and internal control structure. The Committee may direct the General Counsel, the independent auditors and the internal audit staff to inquire into and report to it on any matter having to do with the Company's business affairs. The Committee also monitors compliance with the Company's Code of Business Ethics, Conduct and Responsibility and oversees the activities of the Corporate Compliance and Ethics Committee. The Audit Committee held five meetings in 1994.

The Compensation Committee recommends for Board approval the salaries for the Chairman of the Board of Directors and Chief Executive Officer and the President, and approves salaries for other officers who are members of the Board of Directors and for employees who earn $200,000 or above. The Committee makes recommendations to the Board with respect to proposals for the application of new benefits, incentive plans or programs to officers who are also directors and the application of amendments to existing plans or programs which would significantly increase such officers' compensation. The Compensation Committee held six meetings in 1994.

The Committee on Directors' Affairs, formerly known as the Nominating Committee, recommends to the Board qualified candidates for election as directors and nominates candidates to the Board committees. The Committee welcomes suggestions from stockholders about qualified candidates. A stockholder wishing to submit a recommendation to the Committee may do so by writing Dale J. Billam, Secretary, Phillips Petroleum Company, Bartlesville, Oklahoma 74004. The Nominating Committee held six meetings in 1994.

The Executive Committee, when the Board is not in session, may exercise all power and authority of the Board in the management and business of the Company, subject to the limitations imposed by the Bylaws. The Committee has the authority to review and approve proposed corporate action when the Board is not in session and may advise the Board of any recommendations of the Committee regarding any proposed corporate action presented to the Board. The Executive Committee held four meetings in 1994.

The Public Policy Committee advises management and the Board of Directors (i) in response to current and emerging public policy issues, and (ii) in the development and review of policies and budgets in respect of contributions, including, but not limited to, contributions to organizations whose primary purpose is charitable, civic, cultural or educational. In order to carry out these duties, the Committee (a) identifies, evaluates and monitors the social, political, environmental, occupational, safety and health trends, issues and concerns, domestic and foreign, which affect or could affect the Company's business activities and performance; (b) reviews information from management and approves recommendations to assist in the formulation and adoption of policies, programs and practices concerning the matters set forth in (a) above, including, but not limited to ecological and environmental protection, employee safety, ethical business conduct, consumer affairs, alcohol and drug abuse, equal opportunity matters and government relations; and (c) monitors and evaluates on an on-going basis the Company's compliance with such policies, programs and practices. The Committee also has the authority to authorize the use of Company funds for political contributions on behalf of the Company, if and to the extent permitted by law. The Public Policy Committee held six meetings in 1994.

COMPENSATION OF DIRECTORS AND NOMINEES

Compensation of non-employee directors consists of $10,000 and 1,000 shares of Phillips common stock per year, plus $2,000 per year for each Board committee membership, $950 for each Board meeting attended, and $700 for the committee chairman or $500 for a committee member for each committee meeting attended. Non-employee directors may elect to defer all or part of their cash compensation. The future payment of this deferred compensation has been pre-funded in a special trust designated for this purpose.

These directors also participate in the Non-Employee Director Retirement Plan. This plan provides for monthly payments to each non-employee director who retires from Board service. Each monthly payment is equal to one-twelfth of the annual cash retainer paid for Board service (currently $10,000) plus the average, calculated on a formula which includes daily and monthly computations, of the fair market value of the 1,000 shares of stock during the twelve months immediately prior to the non-employee director's retirement. These payments continue for the number of years equal to each director's years of Board service. If a retired non-employee director should die prior to the completion of the payment period, the director's surviving spouse will receive the remainder of the payments unless such spouse dies prior to the end of the payment period. Plan payments have been pre-funded by the Company in a special trust designated for this purpose. Prior to retirement the Company also provides $200,000 of life insurance for each non-employee director.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth compensation information for services performed in 1994, 1993 and 1992 for those persons who were at December 31, 1994, the Chief Executive Officer, the four most highly compensated officers, and the retired Chief Executive Officer of the Company.

SUMMARY COMPENSATION TABLE

                                   Annual Compensation
                            ---------------------------------
                                                 Other Annual
Name and                      Salary     Bonus   Compensation
Principal Position   Year        ($)       ($)            ($)
------------------   ----   --------   -------   ------------

W. W. Allen          1994    681,333   899,766              0
Chairman of the      1993    448,250   275,235              0
Board & CEO          1992    392,000   180,000              0
(Effective 5/1/94)

C. L. Bowerman       1994    337,000   260,354              0
Executive Vice       1993    325,250   155,876              0
President            1992    307,000    98,180              0

J. J. Mulva          1994    415,750   511,710              0
President &          1993    289,417   126,226              0
COO                  1992    258,250    90,740              0

W. G. Paul           1994    402,000   250,002              0
Sr. Vice President   1993    388,000   152,736              0
& General Counsel    1992    369,000   127,730              0

J. L. Whitmire       1994    374,917   285,830              0
Executive Vice       1993    292,500   137,256              0
President            1992    263,000    92,470              0

C. J. Silas          1994    336,667   404,842              0
Chairman of the      1993    935,000   612,514              0
Board & CEO          1992    865,000   437,488              0
(Retired 5/1/94)



                    SUMMARY COMPENSATION TABLE (Cont.)


                                    Long-Term Compensation
                            --------------------------------------
                                      Awards             Payouts
                            -------------------------  -----------
                            Restricted     Securities    Long-Term  All Other
                                 Stock     Underlying    Incentive    Compen-
Name and                      Award(s)   Options/SARs       Payout     sation
Principal Position   Year       (1)($)            (#)          ($)    (2) ($)
------------------   ----   ----------   ------------  ----------- ----------

W. W. Allen          1994            0         59,706        - (3)      4,770
Chairman of the      1993            0         54,154  136,898 (4)      5,499
Board & CEO          1992            0              0  119,430 (5)      8,820
(Effective 5/1/94)

C. L. Bowerman       1994            0         27,069        - (3)      4,770
Executive Vice       1993            0         31,467  114,489 (4)      5,499
President            1992            0              0   82,380 (5)      8,820

J. J. Mulva          1994            0         34,300        - (3)      4,770
President &          1993            0         25,504  111,134 (4)      5,499
COO                  1992            0              0   48,120 (5)      8,820

W. G. Paul           1994            0         30,343        - (3)      4,770
Sr. Vice President   1993            0         35,229  159,307 (4)      5,475
& General Counsel    1992            0              0  137,970 (5)      8,677

J. L. Whitmire       1994            0         29,335        - (3)      4,770
Executive Vice       1993            0         25,504   68,648 (4)      5,499
President            1992            0              0   58,290 (5)      8,820

C. J. Silas          1994            0        116,589        - (3)      1,905
Chairman of the      1993            0        127,044  538,038 (4)      5,499
Board & CEO          1992            0              0  453,720 (5)      8,343
(Retired 5/1/94)

(1) The Company has not made any outright grants of restricted stock to any executive during any of the periods covered by the table. The Company settled awards under its 1985 and 1987 annual incentive plans and under all long-term incentive plans since 1986 by distributing to award recipients shares of restricted stock which are not transferable prior to death, disability or retirement at age 62 for corporate officers, unless restrictions are earlier lapsed by the Committee. The aggregate number of such restricted shares held at December 30, 1994, and the market value of such shares on that date (calculated according to SEC regulation without regard to the restrictions and the resulting inability of the named executives to realize such values at such time) were: Mr. Allen, 18,132 shares, $597,223; Mr. Bowerman, 47,385 shares, $1,560,743; Mr. Mulva, 28,043 shares, $923,666; Mr. Paul, 0 shares, $0;
     Mr. Whitmire, 28,019 shares, $922,876; Mr. Silas, 0 shares, $0.

(2) Includes Company contributions to the Thrift Plan for the benefit of participants and the value of the shares allocated to Long-Term Stock Savings Plan participants as of the respective valuation dates.

(3) No decision has been made on awards for performance under the Strategic Incentive Plan Performance Period from 1991-1994.

(4) Value of the restricted stock on the date of the award for performance under the Strategic Incentive Plan Performance Period from 1990-1993.

(5) Value of the restricted stock on the date of the award for performance under the Strategic Incentive Plan Performance Period from 1989-1992.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

Stock options granted during 1994 to the Chief Executive Officer, the four most highly compensated officers and the retired Chief Executive Officer of the Company are reflected in the following Option/SAR Grants in Last Fiscal Year table.


                         Individual Grants
-----------------------------------------------------------------------
                       Number of
                      Securities     % of Total
                      Underlying   Options/SARs   Exercise
                    Options/SARs     Granted to    or Base
                         Granted   Employees in      Price   Expiration
Name                         (#)    Fiscal Year     ($/Sh)         Date
------------------  ------------   ------------   --------   ----------

W. W. Allen               51,945           3.40%     30.32     01/09/04
                           7,761            .51%     34.82     09/12/04

C. L. Bowerman            27,069           1.77%     30.32     01/09/04

J. J. Mulva               23,439           1.53%     30.32     01/09/04
                           3,847            .25%     29.32     02/14/04
                           7,014            .46%     34.82     09/12/04

W. G. Paul                30,343           1.99%     30.32     01/09/04

J. L. Whitmire            25,488           1.67%     30.32     01/09/04
                           3,847            .25%     29.32     02/14/04

C. J. Silas              116,589 (2)       7.63%     30.32     01/09/04
------------------  ------------   ------------   --------   ----------

Total Stockholders(3)        N/A            N/A        N/A          N/A



             OPTIONS/SAR GRANTS IN LAST FISCAL YEAR (Cont.)

                           Potential Realizable Value at
                           Assumed Annual Rates of Stock
                       Price Appreciation for Option Term (1)
                    ---------------------------------------------
Name                      0% ($)          5% ($)          10% ($)
------------------  ------------   -------------   --------------

W. W. Allen                    0         990,591        2,509,982
                               0         169,966          430,658

C. L. Bowerman                 0         516,206        1,307,974

J. J. Mulva                    0         446,982        1,132,572
                               0          70,939          179,770
                               0         153,607          389,207

W. G. Paul                     0         578,641        1,466,174

J. L. Whitmire                 0         486,056        1,231,580
                               0          70,939          179,770

C. J. Silas                    0       2,223,352        5,633,580
------------------  ------------   -------------   --------------

Total Stockholders(3)          0   4,802,676,000   12,168,519,300


(1) "Potential realizable value" is disclosed in response to SEC rules which require such disclosure for illustration only. The values disclosed are not intended to be, and should not be interpreted by stockholders as representations or projections of the future value of the Company's stock or of the stock price.

(2) Of the 116,589 options granted 77,726 options were cancelled at retirement for a net of 38,863 stock options outstanding from the original grant. The "potential realizable value" for the net stock options is $741,117 and $1,877,860 for the 5 percent and 10 percent assumed annual rates of price appreciation.

(3) To lend perspective to the illustrative "potential realizable value," if the Company's stock price increased 5 percent or 10 percent per year for 10 years from January 1, 1994, (disregarding dividends and assuming for purpose of the calculation a constant number of shares outstanding), the total increase in the value of all shares outstanding at January 1, 1994, is shown above as "potential realizable value" for Total Stockholders.


TEN-YEAR OPTION/SAR REPRICING

There have been no options or stock appreciation right repricings during the last 10 years for the Chief Executive Officer, for any of the four most highly compensated officers, or for the retired Chief Executive Officer of the Company as reflected in the following Ten-Year Option/SAR Repricing table.


                        Number of    Market                       Length of
                       Securities     Price  Exercise              Original
                       Underlying  of Stock     Price                Option
                         Options/   at Time   At Time                  Term
                             SARs        of        of      New    Remaining
                         Repriced Repricing Repricing Exercise   at Date of
                       or Amended or Amend- or Amend-    Price Repricing of
Name              Date        (#)  ment ($)  ment ($)      ($)    Amendment
----------------- ---- ---------- --------- --------- -------- ------------
W. W. Allen          -          0         -         -        -            -
C. L. Bowerman       -          0         -         -        -            -
J. J. Mulva          -          0         -         -        -            -
W. G. Paul           -          0         -         -        -            -
J. L. Whitmire       -          0         -         -        -            -
C. J. Silas          -          0         -         -        -            -

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUE

The following table shows the number of shares acquired and the net value realized from exercising stock options during 1994 and the number and value of exercisable and unexercisable stock options granted under the 1986 Stock Plan, the 1990 Stock Plan and the Omnibus Securities Plan at fiscal year-end 1994 for the Chief Executive Officer, the four most highly compensated executive officers and the retired Chief Executive Officer of the Company.

                                                Number of
                                               Securities          Value of
                                               Underlying       Unexercised
                                              Unexercised      In-the-Money
                                             Options/SARs      Options/SARs
                                                at Fiscal         at Fiscal
                     Number of                   Year-End    Year-End($)(2)
                        Shares   Net Value
                      Acquired    Realized    Exercisable/     Exercisable/
Name               on Exercise     ($) (1)   Unexercisable    Unexercisable
-----------------  -----------   ---------   -------------   --------------
                                                    67,015          811,779
W. W. Allen             18,546     344,913         103,770          481,571

                                                    42,088          406,220
C. L. Bowerman           8,700     158,775          53,748          279,796

                                                    67,197          983,690
J. J. Mulva                  0           0          55,667          242,679

                                                    42,124          369,218
W. G. Paul               1,086      16,828          60,555          315,941

                                                    36,634          398,299
J. L. Whitmire           8,338     176,365          50,746          248,375

                                                   205,415        2,377,370
C. J. Silas              4,075      30,298         145,228          935,115

(1) Net value realized is the market price on the date of exercise less the option price times the number of shares exercised under the option.

(2) Based on $32.9375, the fair market value of the Company's common stock on December 30, 1994.



LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

The following table shows Long-Term Incentive Plan awards established under the Omnibus Securities Plan during 1994 for the Chief Executive Officer, the four most highly compensated executive officers and the retired Chief Executive Officer of the Company.

                                             Estimated Future Payouts Under
                               Performance    Non-Stock Price--Based Plans
                                  or Other   ------------------------------
                                    Period        Number of Shares (1)
                                     Until
                   Number of    Maturation   Threshold    Target    Maximum
Name              Shares (#)     or Payout     (#) (2)       (#)        (#)
----------------- ----------   -----------   ---------    ------   --------
W. W. Allen (3)       10,596      12/31/96       5,298    10,596     21,192
C. L. Bowerman         4,810      12/31/96       2,405     4,810      9,620
J. J. Mulva (3)        5,900      12/31/96       2,950     5,900     11,800
W. G. Paul             5,196      12/31/96       2,598     5,196     10,392
J. L. Whitmire (3)     5,241      12/31/96       2,620     5,241     10,482
C. J. Silas           20,717(4)   12/31/96      10,358(4) 20,717(4) 41,434(4)

(1) At the end of the three-year performance period, from January 1, 1994, through December 31, 1996, the Compensation Committee will evaluate the Company's performance to determine the extent to which target awards have been earned. The Company's performance will be measured by total stockholder return compared to the total stockholder return of the peer group of eight integrated oil companies used in the Performance Graph.

(2) The Company's total stockholder return must be above the bottom quartile when compared with the peer group (threshold performance) before any award can be approved. If the threshold performance is achieved, the Committee expects to approve awards at the threshold level which is fifty percent of the target number of shares established for the performance period.The actual awards earned can range from 0 percent to 200 percent of the target awards.

(3) In addition, target awards for the Performance Period established in 1993 were increased to reflect promotions as follows Mr. Allen, 960 shares; Mr. Mulva, 1,207 shares and Mr. Whitmire, 576 shares.

(4) The number of shares for C. J. Silas will be prorated to 2,301 shares and 1,150 shares, 2,301 shares and 4,602 shares for threshold, target and maximum number of shares, respectively, based on the four months he was an employee during the performance period.

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS ON EXECUTIVE COMPENSATION

The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of the directors named below, all of whom are independent directors who are not employees and who qualify as disinterested persons for purposes of Rule 16b-3 adopted under the Securities Exchange
Act of 1934.

The executive compensation programs are designed to motivate all executives to work as a team to maximize long-term shareholder value and achieve industry safety leadership.

Executive compensation decisions made by the Committee are based on a combination of quantitative and qualitative measures. During 1994, the quantitative measures employed included: relative total return to shareholders; improved safety performance through reduced rates of recordable injuries and chargeable vehicle accidents and through the implementation of improved safety systems; relative return on equity; relative return on assets; performance against pre-established financial measures; targets for finding and development costs and for reserve replacement; as well as internal performance objectives. The Committee also uses qualitative measures of performance such as experience, ability to develop and implement strategic plans, leadership in the industry and community, and social responsibility.

The Committee recognizes that the Company's businesses are extremely capital intensive, requiring large investments, in most cases over a number of years, before tangible financial returns are achieved. In addition, in the short-term, the Company's prospects and performance as measured by its share price can be significantly affected by commodity price movements and geopolitical factors over which the Company and its management have no control. Therefore, the Committee evaluates the quantitative and qualitative measures, but may use discretion in recognizing performance achievements and value enhancement.

Section 162(m) of the Internal Revenue Code requires establishment of performance-based standards for the deduction of certain compensation to any individual in excess of $1 million per year. The stock options granted by the Committee under prior shareholder approved plans are exempt from this provision. No officer of the Company is expected to receive compensation in 1995 which will result in non-deductibility of such compensation expense to the Company. The Committee has elected to defer a decision to qualify other elements of compensation under Section 162(m) of the Internal Revenue Code.

By design, the executive compensation program is variable, based on performance and results in an opportunity for earnings through performance over a longer term. The Company's objective in so doing is to provide a greater percentage of the total compensation of its executives through variable or "at-risk" compensation arrangements under the Annual Incentive Compensation Plan ("AICP"), stock options and through awards under the Long-Term Incentive Plan.


Executive Compensation Actions for 1994

Salaries
--------
In its February 1994 meeting, the Committee recommended to the Board of Directors salary increases to be effective May 1, 1994, for Mr. Allen upon his election to the offices of Chairman of the Board and Chief Executive Officer and for Mr. Mulva upon his election to the offices of President and Chief Operating Officer. The recommendations, which were unanimously adopted by the non-employee members of the Board of Directors, were based on, without assigning relative weight to any of the factors: (i) a comparison of Mr. Allen's and Mr. Mulva's salaries to those of chief executive officers and presidents, respectively, of other companies in the petroleum industry, including those in the peer group by which the Company evaluates its stockholder return performance, (ii) Mr. Allen's and Mr. Mulva's leadership in directing key strategic corporate decisions, (iii) their key leadership role in implementing cost containment strategies, and (iv) their industry and national public service. Also at the February meeting, Mr. Mulva's and Mr. Whitmire's salaries were adjusted in recognition of their election to the Board.

The Committee reviewed and approved salaries for all employees with annual salaries of $200,000 or above except for the Chairman of the Board and the President in which cases the Committee recommends their salaries to the Board of Directors for consideration. With the exception of the Chairman of the Board and the President, executive salaries were increased in October 1994 as part of a Company-wide merit salary program affecting salaried employees. In determining executive salaries, without assigning relative weight to any factor, the committee considers the responsibilities of the executive's position, the relative success with which the executive employee carries out those responsibilities and their salary within the range for their job grade classification.


Annual Incentive Compensation Program
-------------------------------------
The Committee administers the AICP, which provides an opportunity for the award of annual bonuses. Under the AICP, a threshold of Company financial performance must be met before awards are approved. For 1994, this threshold was generation of not less than $900 million in cash from operating activities. The AICP also employs annual objectives, which the Committee establishes each year. For 1994, the Committee set three Company-wide objectives: (i) total stockholder return for 1994 greater than the median stockholder return of the oil industry peer group used by the Company to measure its stockholder return performance as listed in the Performance Graph; (ii) generation of $1.5 billion cash from operating activities plus asset sales; and (iii) meeting pre-established safety targets for recordable injury rate and chargeable accidents involving Company vehicles.

The Committee establishes targets each year for individual AICP awards on the basis of a percentage of salary which varies according to the employee's job grade classification under the Company's job evaluation system. The target awards are established using internally generated data and data obtained from independent third party consultants, and are intended to be at the mean of peer companies if performance objectives are met. For 1994, the target percentages varied from 12 percent of salary for the beginning level of AICP eligibility to 65 percent of salary for the Chairman of the Board of Directors. The target percentages are prorated in recognition of promotions during the year. The Committee is authorized under the terms of the AICP to approve individual awards from zero to two hundred percent of target for the award year.

Mr. Allen's and Mr. Mulva's AICP awards are based on overall corporate performance. Awards to all other AICP participants reflect the performance of business units or staff groups with which they are related, as well as corporate performance. In February 1995, the Committee approved cash incentive compensation awards from 101.5 percent to 185 percent, based on a review of the Company's 1994 Corporate and Business Unit performance. In determining the amount of the incentive compensation award paid to Mr. Allen and the other named executive officers, the Compensation Committee considered that the cash generated from operating activities exceeded the threshold. The objective for cash from operating activities plus asset sales exceeded the target by $65 million. The Company's total return to stockholders, which assumes reinvested dividends, was 17 percent, which placed the Company first compared to the eight peer companies; and rates for recordable injury rates and chargeable vehicle accidents matched record lows, making 1994 the Company's all-around safest year. For Mr. Allen and the other named executive officers, the awards are set forth in the Summary Compensation Table.


Stock Options
-------------
It is the Committee's practice to consider the grant of stock options in January of each year. All grants to date have been made at the fair market value of the Company's stock on the date of the grant. The number of shares subject to options at the date of each grant is set using internally generated information and information from independent third party consultants to achieve option grants which approximate those granted by peer companies to persons in corresponding positions. The number of shares subject to option grants varies based on job grade classification and salary. The grants in January 1994 ranged from the number of shares equal in market value at the grant date to 75 percent of annual salary for the lowest level of eligibility to the number of shares equal in market value at the grant date to 350 percent of annual salary for the Chairman and Chief Executive Officer. It is also the Committee's practice to consider supplemental stock option grants in recognition of promotions during the year to reflect the promoted executive's new job grade classification and salary. Additional stock option grants were made in recognition of promotions during 1994 for Messrs. Allen, Mulva and Whitmire. For Mr. Allen and the other named executive officers the stock option grants are set out in the Options/SAR Grants in Last Fiscal Year table.


Long-Term Incentive Programs
----------------------------
The Committee is currently administering two different long-term incentive programs under the former 1990 Stock Plan and the Omnibus Securities Plan, both of which were approved by shareholders. It has been the Committee's practice each year to establish a three-year or four-year performance period, at the end of which performance for the period is measured against pre-determined objectives and awards, if any, are made.

In April 1994 the Committee approved awards under the Strategic Incentive Plan Performance Period V ("SIP V"). SIP V covered the period from January 1, 1990 through December 31, 1993. A target award for each individual had been established at the outset of the performance period, based on a percentage of salary varying according to job grade classification. Supplemental target awards were approved for individuals who were promoted during the performance period to positions with higher job grade classifications. For SIP V, target awards were based upon 22 percent of salary for the lowest level of eligibility to 65 percent of salary for the Chairman and Chief Executive Officer.

The Committee approved awards for SIP V at 10 percent above the target award level. The awards for SIP V were based on the Company ranking fourth of ten in the peer group for Total Shareholder Return, second of ten for Return on Equity, and seventh of ten for Return on Assets. These rankings were made for purposes of SIP V on the Company's position within the range of returns for the peer group and not on the market capitalization weighted basis required in the performance graph presented in this proxy statement. Also, the peer group for awards under the Strategic Incentive Plan included one additional company not in the peer group used in the performance graph in this proxy statement for evaluation of the Company's shareholder return performance. This additional company ceased to be an integrated oil and gas company and was removed from the peer group for purposes of the Proxy Statement Performance Graph and for measurement of future performance under the Long Term Incentive Plan.

The Committee also employed internal performance measures with pre-determined objectives for SIP V. Those objectives met included completion of a foreign chemicals and plastics processing facility, replacement of more than 100 percent of hydrocarbon reserves produced during the four-year period, and restoration of high density polyethylene manufacturing capacity at the Company's Houston Chemical Complex. An additional objective, which was met, was maintenance of finding costs for hydrocarbon reserves in the lowest quartile of a peer group (which includes three additional companies, as well as those companies in the shareholder return peer group). In addition, the Committee evaluated performance against certain internal performance measures which it does not disclose in this report because of its view that the standards and the Company's performance involve confidential commercial or business information, which if disclosed would have an adverse effect on the Company.

The value of the awards, which were settled in restricted stock for Mr. Allen and the other named executive officers, for SIP V are set forth on the line for 1993 in the Summary Compensation Table.

Under the Strategic Incentive Plan portion of the Company's former 1990 Stock Plan there is one remaining performance period January 1, 1991, through December 31, 1994, with respect to which the Committee will make a decision about awards. The 1990 Stock Plan has been discontinued and no further performance periods will be established under it.

Upon completion of the remaining Strategic Incentive Plan performance period, the only continuing form of long-term incentive program will be the Long-Term Incentive Plan under the Company's Omnibus Securities Plan. The Committee established the second performance period of the plan, which extends from January 1, 1994, through December 31, 1996. Target awards for Mr. Allen and the other named executive officers were established as presented in the Long-Term Incentive Plan Awards in Last Fiscal Year table and were based on a percentage of salary varying according to job grade classification and the price of the Company's stock at the beginning of the performance period. Supplemental target awards, which are included in the target awards listed in the table, were approved in recognition of promotions during the year. Actual awards, if any, will be determined by the Committee at the end of the performance period based on the single measurement of the Company's relative total shareholder return compared with the peer group by which the Company evaluates its stockholder return performance. Before awards may be granted the Company's total shareholder return must be above the bottom quartile when compared with the industry peer group.

THE COMPENSATION COMMITTEE

Larry D. Horner, Chairman
Norman R. Augustine
George B. Beitzel
Randall L. Tobias
Victoria J. Tschinkel



PERFORMANCE GRAPH

The following graph shows the Company's total return to stockholders compared to the S&P 500 Index and a peer group of eight integrated oil companies over the five-year period from December 31, 1989, through December 31, 1994.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN*
Among Phillips Petroleum, S&P 500 Index, and Peer Group Index**

 *  Total return assumes dividend reinvestment
**  Amoco, Chevron, Exxon, Mobil, Texaco, Amerada Hess, ARCO, Unocal


             [Proxy Graph appears in this space]


Assumes $100 invested on 12/31/89 in Phillips Common Stock, S&P 500 Index and Peer Group Index


A table of the data points used in the graph:

                          1990   1991   1992   1993   1994
                          ----   ----   ----   ----   ----
(1)  PHILLIPS PETROLEUM   $107    103    113    135    158

(2)  S&P 500 INDEX          97    126    135    149    150

(3)  PEER GROUP INDEX      106    116    122    138    145

The Retirement Income Plan, in which all active eligible employees (including executive officers) participate, does not require participant contributions. Benefits are computed in accordance with several formulas. Officers, including executive officers, generally receive benefits under a final average earnings formula. Benefits are based on length of service, a participant's annual salary and awards paid under the Annual Incentive Compensation Plan. Normal retirement age is 65. A participant may retire as early as age 55 and receive a reduced benefit. Benefits for a retiring employee are paid in the form of a straight-life annuity or one of several other forms of equivalent actuarial value. One executive officer of the Company has elected to be covered by a supplemental plan which provides for retirement after age 62 but before age 65. It supplements retirement by calculating benefits as if the retiring officer had continued to be employed until age 65. All other executive officers have indicated to the Company an intention to retire at age 62.

The following table shows the maximum estimated straight-life annual benefits payable at normal retirement age to employees in the higher salary classifications, prior to reductions required by the plan for Social Security benefits.


                             PENSION PLAN TABLE

                    Estimated Annual Retirement Benefits
                 Under Final Average Earnings Formula (1) (2)

    Annual Average of
  Highest 3 Consecutive
  Calendar Years' Salary      Years of Credited Service at Normal Retirement
and AICP Awards in 10 Years  ------------------------------------------------
  Preceding Retirement(3)          10        15        20        25        30
---------------------------  --------  --------  --------  --------  --------
$  450,000                     72,000   108,000   144,000   180,000   216,000
   650,000                    104,000   156,000   208,000   260,000   312,000
   850,000                    136,000   204,000   272,000   340,000   408,000
 1,150,000                    184,000   276,000   368,000   460,000   552,000
 1,450,000                    232,000   348,000   464,000   580,000   696,000
 1,750,000                    280,000   420,000   560,000   700,000   840,000
 1,950,000                    312,000   468,000   624,000   780,000   936,000



                         PENSION PLAN TABLE (Cont.)

                    Estimated Annual Retirement Benefits
                 Under Final Average Earnings Formula (1) (2)

    Annual Average of
  Highest 3 Consecutive             Years of Credited Service
  Calendar Years' Salary              at Normal Retirement
and AICP Awards in 10 Years    ------------------------------------
  Preceding Retirement(3)              35          40            45
---------------------------    ----------   ----------   ----------
$  450,000                        252,000      288,000      324,000
   650,000                        364,000      416,000      468,000
   850,000                        476,000      544,000      612,000
 1,150,000                        644,000      736,000      828,000
 1,450,000                        812,000      928,000    1,044,000
 1,750,000                        980,000    1,120,000    1,260,000
 1,950,000                      1,092,000    1,248,000    1,404,000


(1) As required by the Internal Revenue Code of 1986, as amended, the retirement plan may not provide annual benefits exceeding a maximum amount, or include in benefit computations, compensation in excess of the amount specified in the Internal Revenue Code. Also, participation in the Company's AICP deferral program and voluntary salary reduction program may cause a reduction in retirement plan benefits. Additional amounts, if required to provide the total benefits indicated in the table, would be made by supplemental Company payments. The Company also maintains, as a recruiting tool, a supplemental plan under which officers and other executives who are hired during mid-career may receive retirement income in excess of that which their shorter Credited Service would provide under the retirement plan. However, total benefits under this supplemental plan and the retirement plan will not exceed benefits obtainable under the retirement plan by a full career employee at similar salary levels. These supplemental benefits have been partially pre-funded by the Company in a special trust designated for this purpose.

(2) With respect to the executive officers named in the Summary Compensation Table, their years of credited service as of February 28, 1995, for retirement purposes are: W. W. Allen, 35 years; C. L. Bowerman,
     33 years; J. J. Mulva, 23 years; W. G. Paul, 15 years; J. L. Whitmire, 26 years; and C. J. Silas, 42 years. See the Summary Compensation Table for their current covered compensation.

(3) AICP Awards are shown under the heading "Bonus" in the Summary Compensation Table.

TERMINATION OF EMPLOYMENT
and
CHANGE-IN-CONTROL ARRANGEMENTS

The Work Force Stabilization Plan authorized on April 26, 1988, provides that all employees of the Company, including executive officers, who are laid off (as defined in the plan) within two years following a change of control of the Company will be entitled to severance benefits equal to four weeks' pay for each year of service, subject to a maximum of 104 weeks. "Pay" is determined by adding the employee's current base salary, regularly scheduled overtime pay and most recent Annual Incentive Compensation Plan award (or target award, if greater).

Company-sponsored medical, dental and life insurance programs would be continued for affected employees. The period of time which severance benefits cover would be added to service for purposes of retirement plan calculations, and all affected employees would be immediately vested. In addition, affected employees would be entitled to require the Company to purchase their principal residences under a formula-pricing arrangement intended to protect them from loss of value, and would be entitled to reimbursement of legal expenses incurred in connection with any claim for benefits under the plan.

A change of control would take place if there is either (i) an acquisition (other than directly from the Company) of 20 percent or more of the beneficial interest in the Company's voting stock by a party other than the Company, a subsidiary or a Company-sponsored benefit plan, or (ii) a change in the Board of Directors as a result of which the current directors (together with the successors which they nominate or approve for nomination) cease to be a majority of the Board.

PROPOSAL 1 - BY THE COMPANY

The Board of Directors unanimously recommends a vote FOR adoption of the following resolution, which will be presented at the meeting:

        ------------------------------------------------

RESOLVED, that the Board of Directors' designation of Ernst & Young LLP to serve as the independent auditors to audit the books, records and accounts of the Company for the 1995 fiscal year be and hereby is approved.

        ------------------------------------------------

Upon the recommendation of the Audit Committee, the Board of Directors has designated Ernst & Young LLP, Certified Public Accountants, for the purpose stated above and, in accordance with the Bylaws of the Company, has directed that a vote of stockholders be taken to determine their approval or disapproval.

As provided in the Company's Bylaws, in the event of stockholder disapproval, the Board must then determine whether to replace the independent auditors before the end of the current year and shall designate other independent auditors for the following year.

Ernst & Young LLP, which has served as the Company's independent auditors since 1949, is familiar with the Company's operations, accounting policies and procedures and is, in the Company's opinion, well-qualified to act in this capacity. Representatives of Ernst & Young LLP will be present at the meeting to make any statement they desire and to answer questions directed to them.


PROPOSAL 2 - BY STOCKHOLDERS

The Franciscan Health System, One MacIntyre Drive, Aston, Pennsylvania 19014-1196, which states it is the owner of 2,900 shares, has given notice through Ruth Goodwin, OSF, Senior Vice President, Mission & Ministry, of its intention to present the following resolution at the meeting which is co-sponsored by the General Board of Church and Society of the United Methodist Church, 100 Maryland Avenue, N.E., Washington, D.C. 20002, which states it is the owner of 3,200 shares.

ENDORSEMENT OF THE CERES PRINCIPLES FOR PUBLIC ENVIRONMENTAL ACCOUNTABILITY

WHEREAS WE BELIEVE:
The responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

Adherence to public standards for environmental performance gives a company greater public credibility than following standards created by industry alone. For maximum credibility and usefulness, such standards should reflect what investors and other stakeholders want to know about the environmental records of their companies;

Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. These help investors and the public to understand environmental progress and problems;

Uniform standards for environmental reports permits comparisons of performance over time. It also allows companies to attract new capital from investors seeking investments which are environmentally responsible and responsive and which minimize risk of environmental liability.

WHEREAS:
The Coalition for Environmentally Responsible Economies (CERES) -- which comprises large institutional investors (including shareholders of this Company) with $160 billion in stockholdings, public interest representatives, and environmental experts -- consulted with corporations and produced comprehensive public standards for both environmental performance and reporting. Over 80 companies, including Sun [Oil], General Motors,
H. B. Fuller, Polaroid, and Arizona Public Service Company have endorsed the CERES Principles to demonstrate their commitment to public environmental accountability. Fortune-500 endorsers speak enthusiastically about the benefits that flow from working with CERES: increasing public credibility; adding `value' to the company's environmental initiatives; and advancing the company's own environmental plans and agenda.

In endorsing the CERES Principles, a company commits to work toward:

     1.  Protection of the biosphere
     2.  Sustainable use of natural resources
     3.  Waste reduction and disposal
     4.  Energy conservation
     5.  Risk reduction
     6.  Safe products and services
     7.  Environmental restoration
     8.  Informing the public
     9.  Management commitment
    10.  Audits and reports

[Full text of the CERES Principles and accompanying CERES Report Form obtainable from CERES, 711 Atlantic Avenue, Boston MA 02110, tel: 617/451-0927].

The CERES Principles were also proposed by the Women's Division, The General Board of Global Ministries, The United Methodist Church, 15th Floor, 475 Riverside Drive, New York, New York 10115; The Sisters of Charity, BVM, BVM Center, 1100 Carmel Drive, Dubuque, Iowa 52001; Mercy Consolidated Assets Management Program, 20 Washington Square North, New York, New York 10011; and the Rabbinical Pension Board, 192 Lexington Avenue, New York, New York 10016-6823; each of whom has advised this Company that they were the owner of at least $1,000 worth of the Company's common stock, held for at least one year.

        ------------------------------------------------

RESOLVED: Shareholders request the Company to endorse the CERES Principles as a part of its commitment to be publicly accountable for its environmental impact.

        ------------------------------------------------

SUPPORTING STATEMENT

Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaborating with this corporate-environmental-investor-community coalition to develop: standards for environmental performance and disclosure; methods for measuring progress toward these goals; and a format for public reporting of progress. We believe this is comparable to the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing.

We invite our Company to endorse the CERES Principles by (1) stating its endorsement in a letter signed by a senior officer; (2) committing to implement the Principles; and (3) annually publishing an environmental report in the format of the CERES Report. This will complement -- not supplant -- internal corporate environmental policies and procedures.

Without such public scrutiny, corporate environmental policies and reports lack the critical component of adherence to standards upheld by management and stakeholders alike. Shareholders are asked to vote FOR this resolution to encourage our Company to demonstrate environmental leadership and accountability.


STATEMENT IN OPPOSITION

The Company recommends a vote AGAINST adoption of this proposal by stockholders.

This is the third time that the co-sponsor and associated groups have proposed the CERES Principles (or its predecessor, the Valdez Principles) for consideration by stockholders. On each of the two previous occasions, the stockholders have overwhelmingly rejected the proposal. The Company again recommends a vote against this proposal.

Proponents of the proposal call for the Company to demonstrate its environmental commitment and responsibility according to a format to be negotiated with them as representatives of all stockholders. The Company, however, believes that it is, and should remain, responsible to all stockholders and not a self-appointed group. Further, the Company has demonstrated its genuine commitment to sound environmental policies through
(1) responsible operations throughout the world, and (2) publishing and distributing, in 1993 and 1994, a comprehensive report of its actual environmental performance. The Company believes that every aspect of the CERES Principles is included both in the Company's policies and its performance.

As stated in previous years, the Company supports public environmental reporting. We were a founding member of the Public Environmental Reporting Initiative (PERI). The PERI reporting guidelines were developed as a voluntary effort by a number of companies following discussions with environmental and investor groups, some of which are CERES participants. A copy of the Company's 1994 report, which includes quantitative information related to our actual environmental, safety and health performance, is available to all stockholders and the public at large. The proponents of CERES would have you believe that each company who agrees to adopt the CERES Principles would produce a report that would be comparable; however, there is nothing that would prevent the proponents from changing the requirements, as they have done in the past.

In 1990, the Company adopted a set of environmental goals called the Principles of Performance, which complement its health, environmental and safety policies and provide for the diversity of our business. In addition to the Company's own standards, the Principles of Performance reflect various governmental agency regulations and recommended management practices from several major industrial organizations, including The Chemical Manufacturers Association's Responsible Care(r) Initiative, the American Petroleum Institute's STEP(r)(Strategies for Today's Environmental Partnership) program, The National Petroleum Refiners' Association BEST(r) (Building Environmental Stewardship Tools) program, and the International Chamber of Commerce's Charter For Sustainable Development. Not only do these programs represent policy commitments by the Company, but most include specific performance reporting.

The Company believes strongly in the importance of performance and accountability in environmental matters. Clearly, the Board and Company management also recognize its importance to the value of the Company and to all its stockholders. A committee of the Board, the Public Policy committee, composed entirely of outside directors, has direct oversight of the Company's environmental policies, practices and performance. The Company's Management Committee, composed of Senior Management executives, is the primary body within the management of the Company responsible for health, safety and environmental policy. The Company's corporate-level staff, led by the Vice President Health, Environment and Safety, is responsible for formulating and recommending policy and implementing plans, as well as providing expert assistance to the operating units. Further, it is the policy and philosophy of the Company that all employees, as a part of their work assignments, have the responsibility to protect the environment.

Finally, the Company believes that in publishing its environmental policies, plans and results annually, the Company is being responsible and accountable to its stockholders and the public.

Accordingly, the Board of Directors unanimously recommends a vote AGAINST this proposal.


PROPOSAL 3 - BY STOCKHOLDER

The College Retirement Equities Fund ("CREF"), 730 Third Avenue, New York, NY 10017-3206 which states it is the owner of 1,952,117 shares, has given notice through Peter C. Clapman, Senior Vice President and Chief Counsel, Investments of CREF, of its intention to present the following resolution at the meeting:

CREF SHAREHOLDER RESOLUTION

WHEREAS, the Company's Board of Directors has authority under the Company's charter to issue one or more classes of so-called "blank check" preferred stock, having such voting and other rights as the Board, in its sole discretion, may determine:

WHEREAS, the Board may be able to deter unsolicited acquisition offers by placing blank check preferred in friendly hands without seeking shareholder approval;

WHEREAS, Delaware's anti-takeover statute enhances the Board's ability to deter unsolicited takeover bids by placing a block of blank check preferred in friendly hands;

WHEREAS, such use of blank check preferred by the Board could deprive shareholders of the opportunity to consider valuable offers for their stock;

        -----------------------------------------------

RESOLVED that the shareholders request that the Board: Adopt a policy of seeking shareholder approval prior to placing preferred stock with any person or group except for the purpose of raising capital in the ordinary course of business or making acquisitions and without a view to effecting a change in voting power.

        -----------------------------------------------

SUPPORTING STATEMENT

I. The Board can limit shifts in control of the Company by placing a block of preferred stock in friendly hands without shareholder approval.

Blank check preferred can be issued by the Board for capital raising, acquisitions or as an anti-takeover device, without shareholder approval. The Board can use blank check preferred as an anti-takeover device to deter unsolicited tender offers favorable to shareholders. For example, the Board could issue blank check preferred to dilute the stock ownership of, or create voting impediments for, an unsolicited acquiror. Since such uses of blank check preferred could potentially diminish the value of the shareholders' investment and decrease the market price of the Company's shares, shareholder approval should be obtained before the Board uses blank check preferred as an anti-takeover device.

II. Delaware's anti-takeover statute enhances the Board's ability to deter takeovers by undertaking blocking transactions.

Delaware's anti-takeover statute enhances the Board's ability to deter a takeover by placing blank check preferred in friendly hands. The statute provides generally that unless an unsolicited acquiror obtains 85 percent of the Company's voting stock in the transaction by which it obtains 15 percent, it is barred for three years from consummating a business combination with the Company. The Board can thus effectively deter unsolicited bids by placing a significant block of blank check preferred in friendly hands, making it much harder (if not impossible) for an unsolicited bidder to attain the 85 percent ownership it needs to be exempted from the Delaware statute.

III. Blank check preferred should not be used by the Board to disadvantage shareholders without their consent.

The Board's discretionary authority to issue blank check preferred should only be exercised for corporate purposes demonstrably in the best interests of shareholders. Good corporate governance requires that holders of a majority of voting stock approve the use of blank check preferred as a deterrent to unsolicited tender offers -- a use that is not necessarily in the best interests of shareholders.


STATEMENT IN OPPOSITION

The Company recommends a vote AGAINST adoption of this proposal by stockholders.

The stockholders of the Company, at their 1985 Annual Meeting, authorized the creation of a class of preferred stock and conferred upon the Board of Directors the ability to designate the terms of the preferred stock at the time of issue. The CREF proposal seeks to cause that action by our stockholders to be overturned. The Board of Directors believes that stockholders' interests will be best served by a rejection of the CREF proposal.

The ability to issue preferred stock with terms designated at the time of issue enables the Company to respond promptly and effectively to financing, acquisition and other capital opportunities. A Company that lacks the ability to act quickly in response to capital market developments can be placed at a disadvantage and find itself foreclosed from opportunities to enhance the value of its stockholders' investment.

The Company's Board of Directors has demonstrated through its effective performance, both under the pressure of real unsolicited offers and in the continuing course of effectively leading the Company to solid financial performance, that it is able and entitled to maintain its ability to determine the basis and terms of issue for the Company's preferred stock.

The proponent appears to suggest that preferred stock that may have terms designated at the time of issue has a particular application as a deterrent to unsolicited tender offers. The Company's Board of Directors, having dealt with two consecutive unsolicited takeover proposals in 1984-85, is well aware of the issues that such proposals present. The Board believes that it demonstrated in those situations its commitment to and ability to serve effectively the interests of the Company's stockholders. The Board was able at that time to use the Company's preferred stock, designating particular terms at the time of issue, to deliver extra value to stockholders through a recapitalization. If a similar situation were to arise now, and if a hostile would-be acquiror were to have the right to vote a significant number of shares on the question of whether to issue the preferred shares because of a policy such as that suggested by the proponent, the hostile would-be acquiror could deny to other holders the right to the value enhancement provided by the preferred stock.

The Board acknowledges the sincerity of the proponent's concern with the practice of entrenchment through placement of blocks of voting stock in friendly hands, and is aware of reported instances of such actions. But no amount of well-meaning concern can justify a vague "policy" that would, if the Board gave it binding effect, require the Company to solicit a stockholder vote in order to fund its participation in a joint venture with preferred stock or create legal uncertainties in a simple financing because the Company has not previously issued preferred stock as a financing vehicle. Such a result would, in the Board's opinion, punish, and not protect, stockholders.

Further, the Board believes that any concern over entrenchment through placement of preferred stock is unwarranted as to the Company. The current Board of Directors, and the Board nominated for election, have a substantial majority of independent directors. Under Delaware law, directors have a fiduciary responsibility to act in the best interests of the Company and its stockholders in all circumstances, including the issue or placement of preferred stock. The use of preferred stock in the context of an unsolicited takeover proposal is subject to scrutiny under an enhanced standard of care applied by the Delaware courts to review directors' actions in such circumstances.

The Board believes that its ability to issue and designate the terms of preferred stock, even in the context of an unsolicited takeover proposal, is an important tool to enhance the value of the stockholders' investment. This ability enables the Board, while meeting its fiduciary responsibilities, to act in the best interests of stockholders with the flexibility and power to take advantage of business opportunities as they arise.

Accordingly, the Board of Directors unanimously recommends a vote AGAINST this proposal.


OTHER MATTERS

The Company knows of no matters to be presented at the meeting other than those included in the Notice preceding this Proxy Statement. If other matters should come before the meeting which require a stockholder vote, it is intended that the proxy holders will use their own discretion in voting on such other matters.

Information included in this Proxy Statement is as of the date of preparation, approximately February 28, 1995, unless otherwise stated.


DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 1996 Annual Meeting must be received at the Company's executive offices in Bartlesville, Oklahoma, no later than November 30, 1995, for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.


By Order of the Board of Directors,

/s/ Dale J. Billam
-------------------
Dale J. Billam
Secretary

Bartlesville, Oklahoma 74004
March 31, 1995

Stockholders are encouraged to keep their account address up to date and promptly deposit their dividend checks to avoid surrender of these funds and related stock to their respective states under unclaimed property laws.

                     APPENDIX - FORM OF PROXY

                                                          DEFINITIVE COPY


PROXY                                                            PROXY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                      PHILLIPS PETROLEUM COMPANY

                      Annual Meeting May 8, 1995


The undersigned hereby appoints W. ALLEN, R. TOBIAS and V. TSCHINKEL as proxy holders with power of substitution, or, if all do not act on a matter, those who do act, to vote all stock which the undersigned could vote at the Company's annual stockholders' meeting to be held at the Adams Building, 4th Street and Keeler Avenue, Bartlesville, Oklahoma, on May 8, 1995, at 10 a.m., and at any adjournment thereof, in the manner stated herein as to the following matters and in their discretion on any other matters that come before the meeting, all as described in the Notice and Proxy Statement.


                 This Proxy is Continued on the Reverse Side
             Please Sign on the Reverse Side and Return Promptly

This Proxy will be voted or not voted as you direct below. In the absence of such direction, it will be voted FOR Directors, and FOR Proposal 1 and AGAINST Proposal 2 and Proposal 3.

                                                ---
                                               | X | Please mark your
                                                ---  votes as this



Company recommends a vote FOR: ELECTION OF DIRECTORS: Nominees: W. Allen,
N. Augustine, G. Beitzel, D. Boren, C. Bowerman, R. Chappell, Jr.,
L. Eagleburger, J. Edwards, L. Horner, J. Mulva, R. Tobias, V. Tschinkel,
K. Turner, and J. Whitmire.

   VOTE FOR        __         VOTE WITHHELD       __
   all nominees   |__|        from all nominees  |__|
   listed above*              listed above

*To withhold authority to vote for any nominee write the nominee's name on the space below.

         ----------------------------------------



Company recommends a vote FOR:       FOR       AGAINST      ABSTAIN
Proposal 1 to approve the             __          __           __
designation of the independent       |__|        |__|         |__|
auditors, Ernst & Young LLP.


Company recommends a vote AGAINST:    __          __           __
Proposal 2 to endorse the            |__|        |__|         |__|
CERES Principles.


Company recommends a vote AGAINST:    __          __           __
Proposal 3 to adopt a policy on      |__|        |__|         |__|
the use of preferred stock.

                                                                    __
                                              I PLAN TO ATTEND THE |__|
                                                 ANNUAL MEETING



Please mark, date, sign and return this proxy card promptly. To vote in accordance with the Company's recommendations no boxes need be checked.


Dated:______________________, 1995

__________________________________

__________________________________

  Signature(s) of Stockholder(s)

Your signature(s) on this proxy form should be exactly the same as the name(s) imprinted hereon. Persons signing as executors, administrators, trustees, or in similar capacities, should so indicate.